WILLIAM BLAIR FUNDS

Written Instrument Establishing and Designating

Shares of the William Blair Emerging Markets Growth Fund

The undersigned, the Trustees of the William Blair Funds (the “Trust”), a statutory trust organized pursuant to a Declaration of Trust dated September 3, 1999 (the “Declaration of Trust”), pursuant to Sections 6.2 and 6.3 of Article VI of the Declaration of Trust, do hereby establish and designate a new series of Interests of the Trust to be known as the “William Blair Emerging Markets Growth Fund” (the “New Series”), and further do hereby establish three classes of the New Series designated Institutional Class, Class N and Class I (each a “Class”). The relative rights and preferences of the New Series and each Class, as applicable, shall be as set forth in the registration statement registering the shares of the New Series.

IN WITNESS WHEREOF, the undersigned have this 18th day of February, 2005 signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

/s/ J. GRANT BEADLE	/s/ JOHN B. SCHWEMM
J. Grant Beadle	John B. Schwemm

/s/ THEODORE A. BOSLER	/s/ DONALD L. SEELEY
Theodore A. Bosler	Donald L. Seeley

/s/ CONRAD FISCHER	/s/ MICHELLE R. SEITZ
Conrad Fischer	Michelle R. Seitz

/s/ ANN P. MCDERMOTT	/s/ ROBERT E. WOOD II
Ann P. McDermott	Robert E. Wood II

/s/ DONALD J. REAVES
Donald J. Reaves